ADMINISTRATION AGREEMENT

This Administration Agreement (“Agreement”) dated and effective as of April 1, 2013, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and each entity listed on Exhibit A attached hereto (each, a “Company” and collectively, the “Companies”).

WHEREAS, each Company is an open-end management investment company currently comprised of multiple series (each, a “Portfolio” and collectively, the “Portfolios”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Companies desire to retain the Administrator to furnish certain administrative services to the Company, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.    APPOINTMENT OF ADMINISTRATOR

The Company hereby appoints the Administrator to act as administrator to the Company for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

The Company currently consists of the Portfolio(s) and their respective classes of shares as listed in Schedule A to this Agreement. In the event that the Company establishes one or more additional Portfolio(s) with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Company shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Portfolio(s) shall become subject to the provisions of this Agreement to the same extent as the existing Portfolios, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Portfolio in writing by the Company and the Administrator at the time of the addition of such Portfolio.

2.    DELIVERY OF DOCUMENTS

The Company will promptly deliver to the Administrator, in any format mutually agreed between the parties, copies of each of the following documents and all future amendments and supplements, if any:

a.    The Company’s governing documents;

b.
The Company’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Portfolio(s) and all amendments and supplements thereto as in effect from time to time;

c.
Copies of the resolutions of the Board of Company (the “Board”) certified by the Company’s Secretary authorizing (1) the Company to enter into this Agreement and (2) certain individuals on behalf of the Company to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement between the Company and its investment adviser; and

e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.    REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Company that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Administrator that:

a.	It is duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its governing documents to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.
The Registration Statement been filed and will be effective and remain effective during the term of this Agreement. The Company also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Company offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Company’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Company or any law or regulation applicable to it; and

h.	As of the close of business on the date of this Agreement, the Company is authorized to issue the number of shares of beneficial interest specified in the Company’s organizational documents.

5.	ADMINISTRATION SERVICES

The Administrator shall provide the following services, subject to the authorization and direction of the Company and, in each case where appropriate, the review and comment by the Company’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Company and the Administrator:

Fund Administration Treasury Services

a.
Prepare for the review by designated officer(s) of the Company annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Company’s expenses, review calculations of fees paid to the Company’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

The Administrator shall perform such other services for the Company that are mutually agreed to by the parties from time to time, for which the Company will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement to the extent that the services are performed in its capacity as Administrator.

The Administrator shall provide the office facilities and the personnel determined by it to be necessary to perform the services contemplated herein.

6.	FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Administrator shall receive from the Company such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written Fee Schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Company shall reimburse the Administrator for its out-of-pocket costs incurred in connection with this Agreement. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Company agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Company through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Company’s behalf at the Company’s request or with the Company’s consent.

The Company will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by the Company, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Company directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Company; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Company; costs of Preparation, printing, distribution and mailing, as applicable, of the Company’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Company’s tax returns, Form N-1A, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Portfolio(s)’ net asset value.

The Administrator is authorized to and may employ, associate or contract with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Company for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.    INSTRUCTIONS AND ADVICE

At any time, the Administrator may apply to any officer of the Company or his or her designee for instructions and may, after providing notice to the Company, consult with its own legal counsel or outside counsel for the Company or the independent accountants for the Company at the expense of the Company, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement.

The Administrator shall not be liable, and shall be indemnified by the Company, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Company. Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.    LIMITATION OF LIABILITY AND INDEMNIFICATION

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Company insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Company by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Company. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Company under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Company including, but not limited to, any liability relating to qualification of the Company as a regulated investment company or any liability relating to the Company’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2013 shall be the date of this Agreement through December 31, 2013, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2014 and terminating on December 31, 2014 shall be the date of this Agreement through December 31, 2013, calculated on an annualized basis.

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Company shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Company or upon reasonable reliance on information or records given or made by the Company or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own gross negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.    CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

10.    COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Company assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records that it maintains for the Company pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator.

11.    SERVICES NOT EXCLUSIVE

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Company from time to time, have no authority to act or represent the Company in any way or otherwise be deemed an agent of the Company.

12.    EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending April 1, 2016 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within twenty (20) days’ written notice of such breach, (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction, (iii) upon the occurrence of a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to the Company or a Portfolio (or its respective successor), including, without limitation, (x) a merger of the Company or a Portfolio into, or consolidation of the Company or a Portfolio with, another entity or (y) the liquidation or dissolution of the Company or a Portfolio and distribution of the Company’s or such Portfolio’s assets as a result of the Board’s determination, in its reasonable business judgment, that the Company or such Portfolio is no longer viable, and (iv) upon the occurrence of a sale by the Company or a Portfolio of all, or substantially all, of the Company’s or Portfolio’s assets to another entity. Upon termination of this Agreement pursuant to this paragraph with respect to the Company or any Portfolio, the Company or applicable Portfolio shall pay the Administrator its compensation due through the date of termination and shall reimburse the Administrator for its costs, expenses and disbursements incurred through the date of termination.
In the event the Company terminates this Agreement with respect to the Company or its Portfolio(s) for any reason other than as set forth in the immediately preceding paragraph, the Company or applicable Portfolio shall pay the Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by the Administrator with respect to the Company or such Portfolio) and shall reimburse the Administrator for its costs, expenses and disbursements incurred through the date of termination.

Termination of this Agreement with respect to any one particular Portfolio shall in no way affect the rights and duties under this Agreement with respect to the Company or any other Portfolio.

13.    NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

If to the Company:
Calvert Funds
c/o Calvert Investment Distributors, Inc.
Suite 1125N (Lobby 2)
Bethesda, MD 20814
Facsimile: 301-657-7014

If to the Administrator:
State Street Bank and Trust Company
P.O. Box 5049
Boston, MA 02206-5049
Attn: Mary Moran Zeven, Senior Vice President and Senior Managing Counsel
Facsimile: 617-662-2702

14.    AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

15.    ASSIGNMENT

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

16.    SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Company and the Administrator and their respective successors and permitted assigns.

17.    DATA PROTECTION

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Company’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

18.    ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

19.    WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

20.    SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

21.    GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

22.    REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

23.    COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Remainder of page intentionally left blank.]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

EACH COMPANY LISTED ON
SCHEDULE A ATTACHED HERETO

By:    /s/ Ronald M. Wolfsheimer
Name:    Ronald M. Wolfsheimer
Title:    Treasurer

STATE STREET BANK AND TRUST COMPANY

By:    /s/ Michael F. Rogers
Name:    Michael F. Rogers
Title:    Executive Vice President

ADMINISTRATION AGREEMENT

SCHEDULE A
Listing of Registered Investment Companies
and Related Portfolios

The numbers after each registered investment company represent the series of that registered investment company. The numbers correspond to the numbers in the charts below.

Calvert Social Investment Fund (1, 2, 4, 12, 13, 14, 17, 26)
Calvert Social Index Series, Inc. (3)
Calvert World Values Fund, Inc. (5, 6, 7, 16)
Calvert SAGE Fund (11, 15)
Calvert Impact Fund, Inc. (8, 9, 10)
The Calvert Fund (18, 19, 20, 21, 22, 23)
Calvert Tax-Free Reserves (24, 25)
First Variable Rate Fund for Government Income (27)
Calvert Cash Reserves (28)
Calvert Variable Series, Inc. (29, 30, 31, 32, 33, 34, 35)
Calvert Variable Products, Inc. (36, 37, 38, 39, 40, 41, 42, 43, 44, 45, 46, 47)

Equity, Balanced & Allocation Funds	Class
	A	B	C	Y	I	R
1. Calvert Balanced Portfolio	CSIFX 131618100	CSLBX 131618845	CSGCX 131618506	TBD 4/30/13 start	CBAIX 131618829
2. Calvert Equity Portfolio	CSIEX 131618308	CSEBX 131618852	CSECX 131618704	CIEYX 131618589	CEYIX 131618795
3. Calvert Social Index Fund	CSXAX 131582785	CSXBX 131582777	CSXCX 131582769	CISYX 131582355	CISIX 131582751
4. Calvert Large Cap Core Portfolio (formerly Calvert Enhanced Equity Portfolio)	CMIFX 131618803	CDXBX 131618886	CMICX 131618878	TBD 4/30/13 start	CMIIX 131618860
5. Calvert Capital Accumulation Fund	CCAFX 131649303	CWCBX 131649600	CCACX 131649402	CCAYX 131649824	CCPIX 131649709
6. Calvert International Equity Fund	CWVGX 131649105	CWVBX 131649501	CWVCX 131649204	CWEYX 131649840	CWVIX 131649808
7. Calvert International Opportunities Fund	CIOAX 131649881		COICX 131649865	CWVYX 131649832	COIIX 131649857
8. Calvert Small Cap Fund	CCVAX 13161P508	CSCBX 13161P706	CSCCX 13161P805		CSVIX 13161P862
9. Calvert Global Alternative Energy Fund	CGAEX 13161P847		CGACX 13161P821	CGAYX 13161P755	CAEIX 13161P813
10. Calvert Global Water Fund	CFWAX 13161P797		CFWCX 13161P789	CFWYX 13161P771
11. Calvert Large Cap Value Fund	CLVAX 131619504		CLVCX 131619801	CLVYX 131619702
12. Calvert Conservative Allocation Fund	CCLAX 131618696		CALCX 131618670
13. Calvert Moderate Allocation Fund	CMAAX 131618738		CMACX 131618712
14. Calvert Aggressive Allocation Fund	CAAAX 131618647		CAACX 131618621
15. Calvert Equity Income Fund	CEIAX 131619884		CEICX 131619876	CEIYX 131619868
16. Calvert Emerging Markets Equity Fund	CVMAX 131649816		CVMCX 131649790	CVMYX 131649782	CVMIX 131649782

Fixed Income Funds (not including Tax-Free and Money Market)	Class
	A	B	C	Y	I	R
17. Calvert Bond Portfolio	CSIBX 131618407	CBDBX 131618837	CSBCX 131618605	CSIYX 131618597	CBDIX 131618787
18. Calvert Income Fund	CFICX 131582207	CBINX 131582835	CIFCX 131582744	CIFYX 131582553	CINCX 131582793	CICRX 131582579
19. Calvert Short Duration Income Fund	CSDAX 13161T104		CDICX 13161T302	CSDYX 131582561	CDSIX 13161T401
20. Calvert Long-Term Income Fund	CLDAX 131582710
21. Calvert Ultra-Short Income Fund	CULAX 131582611			CULYX 131582413
22. Calvert Government Fund	CGVAX 131582546		CGVCX 131582538		CVGIX 131582520
23. Calvert High Yield Bond Fund	CYBAX 131582454		CHBCX 131582447	CYBYX 131582397	CYBIX 131582439

Tax-Free Funds	Class
	O	Single Class
24. Calvert Tax-Free Bond Fund		CTTLX 131620304
25. Calvert Tax-Free Reserves Money Market Portfolio	CTMXX 131620106

Money Market Funds (not including Tax-Free)	Class
	O	B	C	I
26. Calvert Money Market Portfolio	CSIXX 131618209
27. Calvert First Government Money Market Fund	FVRXX 131577108	FGBXX 131577504	FVCXX 131577603
28. Calvert Cash Reserves Institutional Prime Fund				CCIXX 131522104

Variable Portfolios	Single Class	Class I	Class F
29. Calvert VP SRI Balanced Portfolio	131647208
30. Calvert VP SRI Mid Cap Growth Portfolio	131647307
31. Calvert VP SRI Equity Portfolio	131647786
32. Calvert VP SRI Strategic Portfolio	131647869
33. Calvert VP Income Portfolio	131647778
34. Calvert VP Money Market Portfolio	131647828
35. Calvert VP Small Cap Growth Portfolio	131647885
36. Calvert VP SRI Large Cap Value Portfolio	866167307
37. Calvert VP Inflation Protected Plus Portfolio	866167620
38. Calvert VP Natural Resources Portfolio	866167646
39. Calvert VP S&P 500 Index Portfolio	866167109
40. Calvert VP S&P MidCap 400 Index Portfolio		866167208	866167554
41. Calvert VP Nasdaq-100 Index Portfolio	866167810
42. Calvert VP Russell 2000 Small Cap Index Portfolio		866167794	866167687
43. Calvert VP EAFE International Index Portfolio		866167695	866167547
44. Calvert VP Barclays Capital Aggregate Bond Index Portfolio	866167505
45. Calvert VP Volatility Managed Moderate Portfolio	131646101
46. Calvert VP Volatility Managed Moderate Growth Portfolio	131646200
47. Calvert VP Volatility Managed Growth Portfolio	131646309

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